Exhibit (a)(1)(C)

OceanPal Inc. Announces Commencement of Self Tender Offer
To Purchase All Outstanding Shares of its 7.0% Series D Cumulative Convertible Perpetual Preferred Stock

ATHENS, GREECE & NEW YORK - December 3, 2025 - OceanPal Inc. (“OceanPal” or “OP”, NASDAQ: SVRN) today announced it is commencing a tender offer to purchase any and all outstanding shares of its 7.0% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a $1,000 liquidation preference per share, (the “Series D Preferred Shares”), at a price of $1,400 per share plus accrued dividends (the “Offer to Purchase”). The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on January 8, 2026, unless extended or withdrawn. The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given the Company’s cash position and stock price. The tender offer is not conditioned upon any minimum number of shares being tendered. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that are being mailed to shareholders.

OceanPal Inc. has retained Computershare Trust Company, N.A. as the depositary for the tender offer and Georgeson LLC as the information agent.

Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to the Company’s shareholders. Additional copies of the Offer to Purchase and the related Letter of Transmittal may be obtained at the Company’s expense from the information agent. Questions regarding the tender offer should be directed to the information agent at (866) 486-7610. Parties outside the U.S. can reach the information agent at +1-(631) 302-5187.

About SovereignAI

SovereignAI is a wholly owned subsidiary of OP formed to implement the company’s digital asset treasury strategy, and developer of confidential AI infrastructure offering a superior path to get exposure to the intersection of AI and blockchain in the public markets. SovereignAI will use NEAR Protocol’s purpose-built technology to establish private, user-owned agentic commerce. Funds generated by SovereignAI’s holistic treasury management strategy of NEAR tokens will be used to further the Company’s goal of building unique blockchain-native AI infrastructure.

To learn more about SovereignAI, please visit: https://www.svrn.net/

About OceanPal Inc.

OceanPal Inc. is a global provider of shipping transportation services, specializing in the ownership and operation of dry bulk vessels and product tankers. OP is engaged in the seaborne transportation of bulk commodities, including iron ore, coal, and grain, as well as refined petroleum products. OP’s fleet is primarily employed on time charter trips with short to medium duration and spot charters, with a strategic focus on maximizing long-term shareholder value.

Media Contact: svrn@mgroupsc.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, future announcements and priorities, expectations regarding management, corporate governance, market position, business strategies, future financial and operating performance, and other projections or statements of plans and objectives.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors-many of which are beyond OP’s control-that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, OP’s ability to execute its growth strategy; its ability to raise and deploy capital effectively; developments in technology and the competitive landscape; the market performance of NEAR; and other risks and uncertainties described under “Risk Factors” in OP’s Annual Report on Form 20-F filed with the SEC on April 15, 2025, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. OP undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.